AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

Boston Carriers Inc.
Reg. No. 82614

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

May 23, 2017

Deputy Registrar

APOSTILLE

(Hague Convention of 5 October 1961/
Convention de la Haye du October 1961)

1. Country: The Republic of the Marshall Islands

This Public Document

2. has been signed by: G. Andritsopoulou

3. acting in the capacity of: Deputy Registrar , Republic of the Marshall Islands

4. bears the seal/stamp of: Registrar of Corporations, Republic of the Marshall Islands

Certified

5. at: Piraeus, Greece 6. on May 23, 2017

7. by: Special Agent of the Republic of the Marshall Islands

8. Number: P-15306-5 17

9. Seal /stamp: 10: Signature:

STATEMENT TO AMEND AND RESTATE
ARTICLES OF INCORPORATION OF
BOSTON CARRIERS INC.
PUSRUANT TO SECTION 93 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT.

BOSTON CARRIERS INC., a corporation redomiciled in and existing under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of amending and restating the Articles of Corporation of said Corporation pursuant to Section 93 of the Business Corporations Act (the "BCA"), hereby certifies that:

FIRST: The name of the Corporation is Boston Carriers Inc. The Corporation was originally incorporated under the laws of the State of Nevada on July 31, 2001 under the name Integrated Inpatient Solutions Inc.

SECOND: Pursuant to the Articles of Domestication dated March 2, 2016, the Corporation redomiciled in the Republic of the Marshall Islands on March 21, 2016 on which date the Corporation's original Articles of Incorporation and all amendments thereto (collectively, the "Original Articles") were filed in the Office of the Registrar of Corporations of the Republic of the Marshall Islands as an annex to the Articles of Domestication.

THIRD: The Original Articles, as further amended and restated (the "Amended Articles") pursuant to Section 93 of the BCA, were filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands on April 1, 2016.

FOURTH: The Amended Articles are being amended in its entirety.

FIFTH: Pursuant to Section 93 of the BCA, these Amended and Restated Articles of Incorporation restates, integrates and amends the provisions of the Amended Articles.

SIXTH: The Amended and Restated Articles of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference and hereby supersedes and replaces the Amended Articles in its entirety.

SEVENTH: These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by a duly authorized officer of the Corporation this 23rd day of May, 2017.

BOSTON CARRIERS INC.

By: /s/

Authorized Person
Name: Antonios Bertsos
Title: Chief Executive Officer

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BOSTON CARRIERS INC.
PURSUANT TO SECTIONS 28 AND 93 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I
NAME, PURPOSE, POWERS AND DURATION

Section 1.1 *Name.* The name of the corporation shall be Boston Carriers Inc. (the "Corporation"). The Corporation was originally incorporated under the laws of the State of Nevada on July 31, 2001 under the name Integrated Inpatient Solutions Inc. and was re-domiciled in the Republic of The Marshall Islands on March 21, 2016.

Section 1.2 *Purpose.* The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

Section 1.3 *Powers.* The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have, including, without limitation, the power to engage in any lawful act or activity relating to the business of maritime transportation, including owning subsidiaries which own, operate, charter or re-charter vessels to others and any other lawful act or activity customarily conducted in conjunction therewith.

Section 1.4 *Duration.* The Corporation shall have a perpetual existence.

ARTICLE II
REGISTERED ADDRESS AND REGISTERED AGENT

Section 2.1 *Registered Address and Registered Agent.* The address of the registered office of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960. The name of the registered agent at such address is The Trust Company of the Marshall Islands, Inc. The Board of Directors of the Corporation (the "Board") may establish branches, officers or agencies in any place in the world and may appoint legal representatives anywhere in the world.

ARTICLE III
CAPITAL STOCK

Section 3.1 *Authorized Shares.* The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is Fifty Billion (50,000,000,000), divided into classes as follows:

(a) Forty Five Billion (45,000,000,000) shares of common stock (the "Common Shares") with a par value of US $0.0001 per share; and

(b) Five Billion (5,000,000,000) shares of preferred stock (the "Preferred Shares") with a par value of $0.0001 per share.

ARTICLE IV
CLASSES AND CHARACTERISTICS OF THE CAPITAL STOCK

Section 4.1 *Description of Common Shares.* Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative

voting rights in any election of directors of the Corporation.

Section 4.2 *Description of Preferred Shares.* The terms, preferences, limitations and relative rights of the shares of Preferred Stock are as follows:

(1) The Board of Directors (the "Board") is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

(2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 *Powers.* The management of all the affairs, property and business of the Corporation shall be vested in the Board of Directors, who shall have and may exercise all powers

except such as are exclusively conferred upon the shareholders by law or by these Articles of Incorporation.

Section 5.2 *Number and Class.* The number of persons constituting the Board of Directors shall not be less than three (3) or more than nine (9), as fixed from time to time by the vote of holders of a majority of the Voting Power of the aggregate Voting Shares of the Corporation (subject to any rights of the holders of Preferred Shares) or by majority vote of the entire Board of Directors. The Board of Directors shall be divided into three (3) classes ("Class I," "Class II" and "Class III," respectively), as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three (3) classes expiring each year. The initial term of office of the Class I directors shall expire at the 2018 annual meeting of shareholders, the initial term of office of the Class II directors shall expire at the 2019 annual meeting of shareholders and the initial term of office of the Class III directors shall expire at the 2020 annual meeting of shareholders. Commencing with the 2018 annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified, unless such director is removed, resigns or dies prior to the annual meeting of shareholders in which such director's term of office expires.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more class or series of Preferred Shares shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors to be elected, and the terms of the director or directors elected by such holders shall expire at the next annual meeting of shareholders.

Section 5.3 *Election.* Directors shall be elected by a plurality of the votes cast by holders with Voting Power of the aggregate Voting Shares of the Corporation. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Notwithstanding the foregoing, and except as otherwise required by law, if one or more class or series of Preferred Shares provides the holders thereof the right to elect one or more directors of the Corporation, the provisions of this Section 5.3 shall not apply with respect to the director or directors elected by such holders of Preferred Shares.

Section 5.4 *Removal.* Any or all of the directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of holders of a majority of the Voting Power of the aggregate Voting Shares of the Corporation cast at a meeting of the shareholders. Notwithstanding the foregoing, and except as otherwise required by law.

Section 5.5 *Vacancies.* Except as otherwise provided in these Articles of Incorporation, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the remaining members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the term for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more class or series of Preferred Shares shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 5.5 shall not apply with respect to the director or directors elected by such holders of Preferred Shares and such

director(s) shall be replaced only pursuant to the provisions contained in the resolution(s) of the Board providing for the establishment of any such class or series of Preferred Shares.

Section 5.6 *Power of the Shareholders and Board of Directors Regarding Articles of incorporation and Bylaws.* The shareholders have the authority to adopt, amend and repeal the articles of incorporation and bylaws of the Corporation by the affirmative vote of holders of the majority of the Voting Power of the aggregate Voting Shares of the Corporation. The Board of Directors shall also have the authority to adopt, amend and repeal the articles of incorporation and bylaws of the Corporation without a vote of the shareholders, except that the Board of Directors may not amend or repeal the provisions of the articles of incorporation and bylaws for which it is specifically provided in the articles of incorporation and bylaws that they may be amended only by the affirmative vote of holders of no less than the majority of the Voting Power of the aggregate Voting Shares of the Corporation.

Section 5.7 *Power to reduce or increase capital.* Subject to BCA and to any rights conferred on the holders of any class of shares, the Corporation may by resolution of its Board of Directors reduce or increase its share capital, any capital redemption reserve or any share premium account in any way.

Section 5.8 *Power to consolidate or divide common shares.* Subject to BCA and to any rights conferred to the holders of any class of shares, the Corporation may by resolution of the Board of Directors effect a consolidation or division of the Company's common shares at a ratio of not less than 1-for-2 and not more than 1-for-30,000 at any time, with the manner of implementation, ratio and timing of such consolidation to be determined by the Board of Directors.

Reverse Stock Split. Effective as of 5:01 p.m., Marshall Islands time on May 23, 2017 (12:01 a.m., New York time on May 23, 2017), every five thousand (5,000) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock of the Corporation (the "Reverse Stock Split"); provided, however, that the number and par value of shares of common stock and the number and par value of shares of preferred stock authorized pursuant to Section 3.1 of Article III shall not be altered with the effect that after the consummation of the Reverse Stock Split the number of not issued authorized common stock is increased accordingly. No fractional shares shall be issued upon the Reverse Stock Split. All shares of common stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share.

Section 5.9 *Power to Purchase own shares.* Subject to BCA and to any rights conferred on the holders of any class of shares, the Corporation may by resolution of its Board of Directors purchase all or any of its shares of any class.

ARTICLE VI
LIMITATION ON DIRECTOR LIABILITY AND INDEMNIFICATION

Section 6.1 *Limitation of Director Liability.* To the fullest extent that the BCA or any other law of the Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary

duty as a Director. No amendment to or repeal of this Section 6.1 shall apply to or have any effect on the liability of alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Section 6.2 *Indemnification.* The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the Corporation) by reason of the fact he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnitee"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The purpose of this provision is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 6.3 *Expenses Payable in Advance.* The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.

The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 6.4 *Expenses of Enforcement.* An Indemnitee shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

Section 6.5 *Non-exclusivity of Rights.* The rights of indemnification shall not be exclusive of any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.

Section 6.6 *Insurance.* The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Articles of Incorporation.

Section 6.7 *Other Action.* The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this Article VII, including, without limitation, adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and

amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

Section 6.8 *Amendment or Repeal of Article VII.* Neither the amendment or repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce any right to indemnification afforded by this Article VII to any person with respect to his or her status or any activities in his or her official capacities prior to such amendment, repeal or adoption.

Section 6.9 *Amendment of BCA*. If the BCA is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section 6.9 by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 6.9 at the time of such repeal or modification.

ARTICLE VII
AMENDMENTS

Section 7.1 *Amendments.* From time to time any of the provisions of this articles of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the Republic of the Marshall Islands at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by this articles of incorporation are granted subject to the provisions of this Article VII.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 *Authorization.* These Articles of Incorporation were authorized by action of the shareholders of the Corporation.

Section 8.2 *Domicile.* The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

Section 8.3 *Article and Section Headings and References.* Article and Section headings in these Articles of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein. Unless otherwise expressly provided herein, all references to an "Article" or "Section" are to an Article or Section of these Articles of Incorporation.